EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Jones Soda Co.

We consent to the incorporation by reference in the registration statement (No. 333-103939) on Form S-8 of Jones Soda Co. of our report dated February 7, 2003, with respect to the consolidated balance sheets of Jones Soda Co. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-KSB of Jones Soda Co.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

March 28, 2003